EXHIBIT 4

Release:	IMMEDIATE RELEASE

Contact:	Brian Yuen

Global-Tech USA, Inc.
Tel.: 212-683-3320

Web Page:	http://www.businesswire.com/cnn/gai.shtml

GLOBAL-TECH APPLIANCES’ SUBSIDIARY SIGNS STRATEGIC

PARTNERSHIP AGREEMENT WITH SAMSUNG ELECTRONICS

Hong Kong, June 21, 2004 — Global-Tech Appliances Inc. (NYSE: GAI) today announced that its wholly owned subsidiary, Global Display Limited (“Global Display”), has entered into a strategic partnership agreement whereby Samsung Electronics H.K. Co. Ltd. (“Samsung”) will supply both plasma and liquid crystal display (LCD) panels to Global Display. Samsung is a wholly owned subsidiary of Samsung Electronics Co., Ltd., one of the leading consumer electronics companies in the world based in Korea.

John C.K. Sham, President and Chief Executive Officer, said: “Plasma LCD panels are a key component in the manufacture of high-definition flat panel televisions. The partnership with Samsung is expected to provide Global Display with a reliable supply of flat panel displays at competitive prices. Additionally, we believe that the technical support and resources made available by Samsung pursuant to the agreement will provide Global Display access to the most advance flat panel display technologies in the industry.”

Mr. Sham concluded, “We believe that Global Display’s success in the production of wide screen high-definition flat panel plasma and LCD televisions will depend, in part, on building partnerships with entities that support the development of quality products with improved design features and enhanced performance capabilities. Having partners that share this philosophy is essential to support our efforts to establish and build our customer base in this highly competitive market. We are delighted to form this alliance with Samsung because of their established reputation for consistent product performance and superior picture quality. We continue to believe that our strategy of emphasizing superior product design and quality is essential for our long-term growth and success in this competitive market.”

Global-Tech is a holding company, owning subsidiaries that manufacture and market a wide range of consumer electrical products worldwide, including floor care products and small household appliances. These products are marketed by customers under brand names such as Black & Decker®, DeLonghi®, Dirt Devil®, Eureka®, GE®, Hamilton Beach®, Kenwood®, Proctor-Silex®, Sanyo®, Sunbeam®, and West Bend®. Global-Tech’s subsidiary, Global Display Limited, is currently developing a wide range of consumer products incorporating high-definition flat panel displays (FPDs) that utilize liquid crystal display (LCD), plasma display panel (PDP), liquid crystal on silicon (LCOS), optical, and digital display technologies. Lite Array, Inc., another subsidiary of Global-Tech, is developing a range of display modules utilizing proprietary small molecule organic light emitting diode (OLED) technology. These modules are expected to be initially marketed to consumer electronics companies for use in cellular phones and MP3 players.

Except for historical information, certain statements contained herein are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or variations of such words and similar expressions are intended to identify such forward looking statements. These forward looking statements are subject to risks and uncertainties, including but not limited to, the impact of competitive products and pricing, the financial condition of the Company’s customers, product demand and market acceptance, the success of new product development, reliance on material customers and key strategic alliances, availability and cost of raw materials, the timely and proper execution of certain business plans, including the plan to diversify and transform a portion of manufacturing capacity to higher-value, technology-oriented products, currency fluctuations, uncertainties associated with investments, the regulatory environment, fluctuations in operating results, the impact of changing global, political and

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economic conditions and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission including its most recent Report on Form 20-F. The Company does not undertake to update our forward-looking information, or any other information contained or referenced in this press release to reflect future events or circumstances.

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